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                                                                    Exhibit 11.1

                               POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE


                                         Three months ended                 Nine months ended
                                            September 30,                     September 30,
                                        1997            1996              1997            1996
                                    -----------      -----------      -----------      -----------
Weighted average number
    of common shares
    outstanding                      13,465,759       13,363,779       13,398,218       13,363,779

Application of the "treasury
    stock" method to the stock
    option plan                         159,784            6,442          159,784            3,393
                                    -----------      -----------      -----------      -----------

Total common and common
    equivalent shares,
    assuming full dilution           13,625,543       13,370,221       13,558,002       13,367,172
                                    ===========      ===========      ===========      ===========


Net income                          $ 3,360,000      $ 1,137,000      $ 8,719,000      $ 2,144,000
                                    ===========      ===========      ===========      ===========


Net income per common share,
    assuming full dilution          $       .25      $       .08      $       .64      $       .16
                                    ===========      ===========      ===========      ===========


The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.

This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.